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                                                                Exhibit 99.1
News
Release                                                                 TXU
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1601 Bryan Street
Dallas, Texas  75201-3411
                                                        FOR IMMEDIATE RELEASE


                   TXU Reports Improved Third Quarter Results

o Third quarter 2003 earnings from continuing operations, net of preference stock dividends, were $368 million, $1.01 per diluted share of common stock, exceeding third quarter 2002 earnings of $250 million, $0.88 per diluted share of common stock, a 15 percent increase.
o Third quarter 2003 net income available to common stock was $392 million, $1.07 per diluted share, versus $206 million, $0.73 per diluted share of common stock for the same period in 2002.
o Full year 2003 guidance for earnings from continuing operations before cumulative effect of changes in accounting principles is around $2.00 per diluted share of common stock.

DALLAS - November 5, 2003 - TXU (NYSE: TXU) announced today that third quarter earnings from continuing operations, net of preference stock dividends, for the third quarter ended September 30, 2003 were $368 million, or $1.01 per diluted share of common stock compared to $250 million, $0.88 per diluted share of common stock for the same period last year, a 15 percent increase. All of TXU's business segments performed better than last year.

Including the discontinued telecommunications business, third quarter 2003 earnings were $392 million, or $1.07 per diluted share of common stock. In the current period, results from discontinued operations include a $37 million benefit from a change in estimate related to the tax basis of the telecommunications business. TXU announced its intent to sell its telecommunications business in May 2003, and expects the sale to be completed in the first quarter of 2004. Third quarter 2002 reported earnings, including the discontinued Europe and Mexico operations, were $206 million, or $0.73 per diluted share of common stock.

"We delivered a solid third quarter because of the improved performance in all segments of our business. TXU's third quarter results confirmed that the company is executing successfully on its 2003 plan," said Dan Farell, chief financial officer. "We remain committed to deliver on our initiatives, which are to deliver on the plan, strengthen the balance sheet and enhance credit, lower costs and aggressively defend and build upon our leadership positions in Texas and Australia."

Major factors in the quarter-to-quarter comparison of earnings per diluted share of common stock reflect:

   o the positive benefit of a nine percent increase in contribution margin (revenues less cost of energy sold and delivery fees) and

   o  reduced costs and expenses, somewhat offset by

   o higher interest expense resulting from more permanent financing and strengthened liquidity, and

   o an increase in the number of common shares outstanding as a result of issuances of common stock and an increase in diluted shares due to the issuance in 2002 of subordinated notes exchangeable into TXU Corp. common stock.
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Results from each of the segments are discussed further below.

Earnings from continuing operations before cumulative effect of changes in accounting principles, net of preference stock dividends, for the year-to-date period ended September 30, 2003 were $650 million, or $1.82 per diluted share of common stock. For the same period in 2002, results were $674 million or $2.48 per diluted share of common stock. Including discontinued operations and the cumulative effect of changes in accounting principles, year-to-date 2003 earnings were $537 million, or $1.52 per diluted share of common stock, compared to $651 million, or $2.40 per diluted share of common stock in the 2002 period.

For the year-to-date period ended September 30, 2003 cash provided by operating activities was $2 billion versus $1 billion in the same period in 2002. Improved working capital (accounts receivable, accounts payable and inventories) and an income tax refund of $616 million, related to tax benefits associated with the write-off of the investment in Europe, were the primary drivers of the increase. At September 30, 2003, TXU had $3.4 billion of liquidity (cash and cash equivalents and available credit facility capacity).

Year-to-date September 30, 2003, TXU reported lower debt (notes payable and long term debt, including long term debt due currently) by $1.8 billion. The improvement includes the reclassification of the $644 million (net of discount) of TXU Energy's exchangeable subordinated notes to preferred membership interests somewhat offset by an approximate $279 million increase caused by the effect of the stronger Australian dollar. Year-to-date TXU has also repurchased $91 million of preferred stock of subsidiaries, all of the $150 million of partners' equity interest in Pinnacle One, the company's telecommunications subsidiary, and $140 million of bonds issued by Pinnacle One. In November 2003, TXU repurchased an additional $110 million of the Pinnacle One bonds.

Business Segment Results

The Energy segment delivered $249 million of net income in the third quarter of 2003, an increase of $22 million over the prior year period. This segment contains the company's generation, portfolio management, and retail operations, primarily in Texas. Improved contribution margin, lower operating costs and selling, general and administrative expenses, and lower depreciation expense were the main drivers of the improved results. Depreciation expense decreased primarily due to extension of the useful life of the company's nuclear plant following a review of the depreciable lives of all of the company's generation fleet. Partially offsetting these benefits was higher interest expense, primarily resulting from actions in late 2002 and early 2003 to more permanently finance the business and reduce reliance on bank borrowings.

The increase in contribution margin primarily resulted from increased retail and wholesale revenues. The main components of increased revenues were higher average prices in the wholesale and large business markets and increased rates in the mass market, all driven by higher natural gas costs, somewhat offset by lower portfolio management revenues. Total sales volumes decreased by seven percent as
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retail sales volumes decreased primarily as a result of competitive activity, while wholesale sales volumes increased. Year-to-date net mass market (residential and small/medium businesses) customer count is down by approximately three percent, which is less than TXU's projected rate of five percent for 2003. The July outage of one unit of the company's nuclear generation plant increased costs of sales by approximately $20 million. The impact was essentially offset by a $19 million reduction in the retail clawback accrual as a result of TXU Energy meeting the 40 percent load threshold for the small/medium business market. Upon approval of the 40 percent threshold by the Public Utility Commission of Texas, TXU Energy will be able to offer alternatives to the price to beat to small and medium business customers in North Texas.

The Energy Delivery segment earned $117 million of net income in the third quarter of 2003 compared to $78 million in the third quarter of 2002. This segment includes the electric transmission and distribution assets as well as the company's natural gas pipeline and distribution business. Electric delivery's net income improved by $30 million, largely due to higher revenues. Revenues increased because of growth, higher miscellaneous services revenues, increased transmission tariffs, and new transition charge revenues associated with securitization bonds. Combined operating costs and selling, general and administrative expenses were essentially flat in spite of increased third party transmission expenses. Initiation of amortization of certain regulatory assets in conjunction with the $500 million of securitization bonds issued in August increased depreciation and amortization expenses. Interest expense increased primarily as a result of actions in 2002 to more permanently finance the business and reduce reliance on bank borrowings. Natural gas delivery results improved by $9 million, largely due to higher contribution margin and lower interest expense.

Net income from the Australia segment was $43 million in the third quarter of 2003, an increase of $27 million from the prior year period. This segment includes the company's generation, portfolio management, retail, and gas and electricity delivery operations in Australia. Increased contribution margins, a prior period tax adjustment and approximately $7 million benefit from the effects of the stronger Australian dollar were the main drivers of the increase. Contribution margin improved primarily as a result of increased electricity sales due to successful customer retention and acquisition activities, particularly in the business markets, and increased natural gas sales due to increased residential customers and colder weather.

2003 Earnings Guidance

TXU expects full year earnings from continuing operations before cumulative effect of changes in accounting principles to be around $2.00 per share of common stock.

Conference Call

TXU's quarterly earnings teleconference with financial analysts is scheduled for 10 a.m. Central (11 a.m. Eastern) today. The teleconference will be broadcast live on the TXU web site (www.txucorp.com) in the Investor Resources section for any parties who wish to listen, and a replay will be available on the web site approximately two hours after the teleconference is completed. Consolidated and segment condensed income statements and operating and financial statistics and consolidated balance sheet and cash flow statements are also available on the web site at www.txucorp.com in the Investor Resources section.

TXU is a major energy company with operations in North America and Australia. TXU manages a diverse energy portfolio with a strategic mix of over $30 billion of assets. TXU's distinctive business model for competitive markets integrates generation, portfolio management, and retail into one single business. The regulated electric and natural gas distribution and transmission businesses complement the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable energy delivery to consumers
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and earnings and cash flow for stakeholders. In its primary market of Texas,
TXU's portfolio includes 19,000 megawatts of generation and additional contracted capacity with a fuel mix of coal/lignite, natural gas/oil, nuclear power and wind. TXU serves more than five million customers in North America and Australia, including 2.6 million competitive electric customers in Texas where it is the leading energy retailer. Visit www.txucorp.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. The risks and uncertainties set forth in the company's SEC filings include TXU's ability to negotiate satisfactory terms and obtain all necessary governmental and other approvals and consents for the sale of TXU Communications, prevailing government policies on environmental, tax or accounting matters, regulatory and rating agency actions, weather conditions, unanticipated population growth or decline and changes in market demand and demographic patterns, changing competition for customers including the deregulation of the U.S. electric utility industry and the entry of new competitors, pricing and transportation of crude oil, natural gas and other commodities, financial and capital market conditions, unanticipated changes in operating expenses and capital expenditures, legal and administrative proceedings and settlements, inability of the various counterparties to meet their obligations with respect to financial instruments, and changes in technology used and services offered by TXU Corp.

                                     - END -

Investor Relations:
Tim Hogan                  Laura Conn                  Rose Blessing
214/812-4641               214/812-3127                214/812-2498

Media:
Carol Peters               Joan Hunter
214/812-5924               214/812-4071